UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to (S) 240.14a-12

OPNET TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OPNET TECHNOLOGIES, INC.

7255 WOODMONT AVENUE

BETHESDA, MARYLAND 20814

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MONDAY, SEPTEMBER 10, 2012

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of OPNET Technologies, Inc. will be held at our principal executive offices, 7255 Woodmont Avenue, Bethesda, Maryland 20814, on Monday, September 10, 2012 at 10:00 a.m., local time (the “Annual Meeting”), for the purpose of considering and voting upon the following matters:

1.	To elect two Class III directors to hold office until the 2015 Annual Meeting of Stockholders;

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement;

3.	To ratify the Audit Committee’s appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2013; and

4.	To transact such other business, if any, as may properly come before the Annual Meeting or any adjournments thereof.

The Board of Directors has no knowledge of any other business to be transacted at the Annual Meeting.

Holders of record of our common stock at the close of business on July 20, 2012 are entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. A list of our stockholders is open for examination to any stockholder at our principal executive offices, 7255 Woodmont Avenue, Bethesda, Maryland 20814 and will be available at the Annual Meeting.

Pursuant to rules adopted by the Securities and Exchange Commission, we are providing access to our proxy materials over the Internet. As a result, we are mailing to our stockholders a “Notice of Internet Availability of Proxy Materials” (the “Notice”). The Notice contains instructions on how stockholders can access those documents over the Internet and vote their shares. The Notice also contains instructions on how each of those stockholders can receive a printed set of proxy materials. We believe this process will expedite stockholders’ receipt of proxy materials, lower the costs of the Annual Meeting and conserve natural resources.

By Order of the Board of Directors,

/s/ Marc A. Cohen
Marc A. Cohen
Chairman of the Board, Chief Executive Officer and Secretary

Bethesda, Maryland

July 27, 2012

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, YOU MAY VOTE YOUR SHARES EITHER: (I) OVER THE INTERNET AS INSTRUCTED IN THESE MATERIALS; OR (II) IF YOU RECEIVED A PAPER COPY OF THESE MATERIALS, BY SIGNING, DATING AND RETURNING THE PROXY CARD AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. IF YOU RECEIVE THE PROXY MATERIALS BY MAIL, A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR YOUR CONVENIENCE. STOCKHOLDERS WHO EXECUTE A PROXY CARD OR VOTE ON THE INTERNET MAY NEVERTHELESS ATTEND THE ANNUAL MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

OPNET TECHNOLOGIES, INC.

7255 WOODMONT AVENUE

BETHESDA, MARYLAND 20814

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MONDAY, SEPTEMBER 10, 2012

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of OPNET Technologies, Inc., a Delaware corporation (“we” or the “Company”), of proxies for use at the Annual Meeting of Stockholders to be held at the principal executive offices of the Company, 7255 Woodmont Avenue, Bethesda, Maryland 20814, on September 10, 2012 at 10:00 a.m., local time, and at any adjournments thereof (the “Annual Meeting”). Directions to our offices may be found at www.opnet.com.

All executed proxies will be voted in accordance with the stockholders’ instructions, and if no choice is specified, executed proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Annual Meeting that the stockholder intends to revoke the proxy and vote in person.

The Board has fixed July 20, 2012 as the record date (the “Record Date”) for determining holders of the Company’s common stock, $0.001 par value per share (the “Common Stock”), who are entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were outstanding and entitled to vote an aggregate of 23,007,359 shares of Common Stock. Each share of Common Stock entitles the record holder thereof to one vote on each of the matters to be voted on at the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT PROXY MATERIAL AND VOTING

What is the Notice of Internet Availability of Proxy Materials and why am I receiving it?

We are providing access to our proxy materials in a fast and efficient manner via the Internet. Accordingly, on July 27, 2012, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders of record as of the close of business on the Record Date, and posted our proxy materials on the Website referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, all stockholders may choose to access our proxy materials on the Website referred to in the Notice. In addition, the Notice and Website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

What am I voting on?

There are three matters scheduled for a vote:

•	Proposal 1, the election of two Class III directors to hold office until the 2015 Annual Meeting of Stockholders;

•

Proposal 2, the advisory approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement, in accordance with Securities and Exchange Commission (“SEC”) rules; and

•	Proposal 3, the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2013.

Will any other matters be voted on?

We do not know of any other matters that will be brought before the stockholders for a vote at the Annual Meeting. If any other matter is properly brought before the meeting, your signed or electronic proxy card gives authority to each of Alain J. Cohen, Mel F. Wesley, and Dennis R. McCoy to vote on such matters in their discretion.

How do I vote?

You may either vote “For” the two nominees to the Board of Directors or you may “Withhold” your vote for either nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholders of Record

If you were a stockholder of record at the close of business on the Record Date, you may vote in person at the Annual Meeting, by proxy on the Internet or by using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote using one of the methods listed below to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote by proxy on the Internet, follow the instructions in the Notice or go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern time on September 9, 2012 to be counted.

•

To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Street Name Holders

Shares which are held in a brokerage account in the name of the broker, rather than in your own name, are said to be held in “street name.” If your shares are held in street name, simply follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may vote by proxy on the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on the Record Date are entitled to receive notice of and to participate in the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

How many votes do I have?

You will have one vote for every share of our Common Stock you owned at the close of business on the Record Date.

How many votes can be cast by all stockholders?

A total of 23,007,359 votes may be cast at the meeting, consisting of one vote for each share of our Common Stock outstanding at the close of business on the Record Date.

How many votes must be present to hold the meeting?

The holders of a majority of the aggregate voting power of our Common Stock outstanding on the Record Date, or 11,503, 679 votes, must be present in person, or by proxy, at the meeting in order to constitute a quorum necessary to conduct the meeting.

If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will also be counted in determining the quorum. A broker non-vote occurs when a bank or broker holding shares in street name submits a proxy that states that the broker does not vote for some or all of the proposals, because the broker has not received instructions from the beneficial owner on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions.

We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that a quorum has been achieved.

How many votes are needed to approve each proposal?

•

For Proposal 1, the election of directors, the two nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome.

•

For Proposal 2, the advisory approval of the compensation of our named executive officers will be considered to be approved if it receives “For” votes from the holders of a majority of shares cast on the matter.

•

For Proposal 3, the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm must receive “For” votes from the holders of a majority of the shares cast on the matter.

Shares as to which the holder abstains from voting as to a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and broker non-votes will have no effect on the voting on any of the matters that require the affirmative vote of a certain percentage of the votes cast or the shares voting on the matter, such as Proposals 2 and 3. Abstentions and broker non-votes will also have no effect on the voting on Proposal 1.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting.

Can I change my vote or revoke my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy through the Internet.

•	You may send a timely written notice that you are revoking your proxy to the Company’s Secretary at 7255 Woodmont Avenue, Bethesda, Maryland 20814.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most recent proxy card or Internet proxy vote is the one that is counted. If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

Who can attend the Annual Meeting?

Any stockholder of record as of the close of business on the Record Date may attend the meeting. If you own shares in street name, you should ask your broker or bank for a legal proxy to bring with you to the meeting. If you do not receive the legal proxy in time, bring your most recent brokerage statement so that we can verify your ownership of our stock and admit you to the meeting. However, you will not be able to vote your shares at the meeting without a legal proxy.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable:

•	“For” the election of both nominees for director;

•	“For” the advisory approval of executive compensation; and

•	“For” the ratification of the selection by the Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2013.

If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares in accordance with the recommendation of management.

Who pays for the proxy solicitation and how will we solicit votes?

We will bear all costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, e-mail, facsimile and personal interviews, and we reserve the right to retain outside agencies for the purpose of soliciting proxies. We will also request brokers, custodians and fiduciaries to forward the proxy soliciting material to the owners of stock held in their names, and, as required by law, we will reimburse them for their out-of-pocket expenses in this regard.

Is a list of stockholders available?

A list of stockholders entitled to vote at the Annual Meeting will be available at our principal executive offices, during normal business hours, for a period of ten days prior to the Annual Meeting and at the Annual Meeting itself for examination by any stockholder.

How do I find out the voting results?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results After the Form 8-K is filed, you may obtain a copy by visiting the SEC’s Website or our Website or by contacting our Investor Relations department by calling (240) 497-3000.

PROPOSAL 1 – ELECTION OF DIRECTORS

The Company has a classified Board currently consisting of one Class I director, two Class II directors and two Class III directors. The Class I, Class II and current Class III directors will serve until the annual meeting of stockholders to be held in 2013, 2014 and 2012, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

Shares represented by executed proxies will be voted to elect Marc A. Cohen and William F. Staisor as Class III directors, unless authority to vote for either Mr. Cohen or Mr. Staisor is withheld by such proxies. The Class III directors will be elected to hold office until the 2015 annual meeting of stockholders (subject to the election and qualification of their successors and to their earlier death, resignation or removal).

Both Messrs. Cohen and Staisor have indicated their willingness to serve, if elected, but if either nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by the Board. The Board has no reason to believe that either Mr. Cohen or Mr. Staisor will be unable to serve if elected.

The two nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected as Class III directors. Abstentions and broker non-votes will have no effect.

For each member of the Board whose term of office as a director continues after the Annual Meeting, including Messrs. Cohen and Staisor, there follows information given by that director concerning his principal occupation and business experience for at least the past five years, the names of other publicly held companies of which he currently serves or has served during the past five years as a director and his age and length of service as a director of the Company. There are no family relationships among any of the directors, nominees for director and executive officers of the Company, except that Marc A. Cohen and Alain J. Cohen are brothers. Information with respect to the number of shares of Common Stock beneficially owned by each director and the nominee for director, directly or indirectly, as of the Record Date appears under the heading “Security Ownership of Certain Beneficial Owners and Management.”

Nominees Whose Terms Expire in 2012 (Class III Directors)

The biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each nominee that led the Board to believe that the nominee should continue to serve on the Board. However, each of the members of the Board may have a variety of reasons why he believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

Marc A. Cohen, one of the Company’s founders, is 49 years old and has served as the Chairman of the Board since the Company’s inception in 1986 and as the Company’s Chief Executive Officer since 1994. From 1986 to 1992, Mr. Cohen was also a consultant with Booz Allen Hamilton Inc. (“Booz Allen”), an international management and consulting company. Mr. Cohen received a bachelor’s degree in engineering science from Harvard University and a master’s degree in electrical engineering from Stanford University. Mr. Cohen also serves as a Trustee and as a member of the board of directors of the Dana-Farber Cancer Institute in Boston, Massachusetts. The Nominating Committee and the Board believe the characteristics that qualify Mr. Cohen for service on the Board include his leadership experience and business judgment, his role in leading the growth of the Company since its founding, and his deep knowledge of relevant technologies and the Company’s operations and its products.

William F. Stasior is 71 years old and has served as a member of the Board since March 1998. In January 2010 Mr. Stasior was appointed by the Board to serve as its lead independent director. Since October 1999, he has served as senior chairman of Booz Allen. From 1991 to 1999, he served as Chairman and Chief Executive Officer of Booz Allen. Mr. Stasior previously served on the board of directors of SkyTerra Communications, Inc., a telecommunications service provider, from May 2000 until its acquisition by Harbinger Capital Partners Master Fund I and Harbinger Capital Partners Special Situations Fund, L.P. in September 2009. The Nominating Committee and the Board believe the characteristics that qualify Mr. Stasior for service on the Board include his service as the chief executive officer of a large company, his knowledge of the consulting services business, and his contributions as the Board’s lead independent director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

EACH OF THE DIRECTOR NOMINEES LISTED ABOVE.

Director Whose Term Expires in 2013 (Class I Director)

Ronald W. Kaiser is 58 years old and has served as a member of the Board since October 2003. From November 2009 through March 2011, when the company was sold, Mr. Kaiser served as Chairman of the Board and Chief Executive Officer of MobileAccess Networks, Inc., a privately held manufacturing company. Since March 2011 and from January 2008 to October 2009, he has been and was an independent consultant and board member for companies in the technology and life sciences fields. From January 2007 through December 2007, Mr. Kaiser served as Chief Financial Officer of Sucampo Pharmaceuticals, Inc., a specialty pharmaceutical company. Mr. Kaiser served as Chief Financial Officer of Pharmathene, Inc., a privately held bio-defense company from April 2005 through December 2006. Mr. Kaiser served as Chief Financial Officer, Treasurer and Secretary of Air Cargo, Inc., a privately held provider of United States and European cargo transportation logistics from February 2003 through March 2005. Air Cargo filed for Chapter 11 bankruptcy on December 7, 2004. Mr. Kaiser served as Chief Financial Officer and Treasurer of OTG Software, Inc. (“OTG”), from June 1998 until the sale of OTG to Legato Systems, Inc. in May 2002. OTG was a publicly traded corporation that provided online data storage and data access software products for business applications, e-mail management and related services. Mr. Kaiser serves on the board of directors of Vocus, Inc., a provider of public relations management software. The Board believes the characteristics that qualify Mr. Kaiser for service on the Board include his extensive experience as a senior executive with technology companies, and particularly his financial expertise.

Directors Whose Terms Expire in 2014 (Class II Directors)

Alain J. Cohen, one of the Company’s founders, is 45 years old and has served as the Company’s President and Chief Technology Officer and as a member of the Board since the Company’s inception in 1986. Mr. Cohen received a bachelor’s degree in electrical engineering from the Massachusetts Institute of Technology (“M.I.T.”). The Board believes the characteristics that qualify Mr. Cohen for service on the Board include his role as a co-founder of the Company, his leadership experience and demonstrated business judgment since its formation and his extensive technical contributions as the principal architect of the Company’s products and technology.

Dr. Steven G. Finn is 66 years old and has served as a member of the Board since March 1998. Dr. Finn has been a principal research scientist and lecturer at M.I.T. since 1991. Dr. Finn has also served as a consultant with Matrix Partners, a venture capital firm, since 1991. The Board believes the characteristics that qualify Dr. Finn for service on the Board include his history of working with technology companies and his extensive expertise and reputation in the networking field.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Determination of Independence

As required under the NASDAQ listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his family members, and the Company, the Company’s senior management and independent registered public accounting firm, the Board has affirmatively determined that Messrs. Kaiser and Stasior, and Dr. Finn are independent directors within the meaning of the applicable NASDAQ listing standards. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with us.

Board Meetings and Attendance

The Board met nine times (including by teleconference) during fiscal 2012. Each director attended at least 75% of the aggregate of the meetings of the Board and meetings of the committees on which he then served.

Director Attendance at the Annual Meeting

The Board does not have a policy with regard to attendance by directors at annual meetings. Two of the directors attended the 2011 annual meeting of stockholders.

Board Leadership Structure

The Company’s Board of Directors is currently chaired by the Chief Executive Officer of the Company, Marc Cohen. The Board has also appointed Mr. Stasior as lead independent director.

The Company believes that combining the positions of Chief Executive Officer and Board Chair helps to ensure that the Board and management act with a common purpose. In the Company’s view, separating the positions of Chief Executive Officer and Board Chair has the potential to give rise to divided leadership, which could interfere with cohesive decision-making or weaken the Company’s ability to develop and implement strategy. Instead, the Company believes that combining the positions of Chief Executive Officer and Board Chair provides a single, clear chain of command to execute the Company’s strategic initiatives and business plans. In addition, the Company believes that a combined Chief Executive Officer/Board Chair is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information. The Company also believes that it is advantageous to have a Board Chair with an extensive history with and knowledge of the Company (as is the case with the Company’s Chief Executive Officer).

The Board appointed Mr. Stasior as the lead independent director to help reinforce the independence of the Board as a whole. The position of lead independent director has been structured to serve as an effective balance to a combined Chief Executive Officer and Board Chair. The lead independent director is empowered to, among other duties and responsibilities, approve agendas and meeting schedules for regular Board meetings, preside over Board meetings in the absence of the Board Chair, preside over and establish the agendas for meetings of the independent directors, act as liaison between the Board Chair and the independent directors, approve information sent to the Board, preside over any portions of Board meetings at which the evaluation or compensation of the Chief Executive Officer is presented or discussed and, as appropriate, upon request, act as a liaison to stockholders. In addition, it is the responsibility of the lead independent director to coordinate between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues. As a result, the Company believes that the lead independent director can help ensure the effective independent functioning of the Board in its oversight responsibilities. In addition, the Company believes that the lead independent director is better positioned to build a consensus among directors and to serve as a conduit between the other independent directors and the Board Chair, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors. In light of the Chief Executive Officer’s extensive history with and knowledge of the Company, and because the Board’s lead independent director is empowered to play a significant role in the Board’s leadership and in reinforcing the independence of the Board, the Company believes that it is advantageous for the Company to combine the positions of Chief Executive Officer and Board Chair.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. The Audit Committee has the responsibility to consider and discuss the major financial risk exposures to the Company and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. The Nominating Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The Board and its committees receive regular reports from members of senior management on areas of material risk to the Company.

Board Committees

The Board has established three standing committees – Audit, Compensation and Nominating – each of which operates under a charter that has been approved by the Board.

The Board has determined that each member of each committee is independent within the meaning of the NASDAQ listing standards and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to the Company. At least annually, the Board reviews the NASDAQ listing standards definition of independence for Audit Committee members and has determined that all members of the Audit Committee are independent.

Audit Committee

The Audit Committee is currently composed of Messrs. Kaiser and Stasior and Dr. Finn. The Board has determined that Mr. Kaiser qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Audit Committee met five times (including by teleconference) during fiscal 2012. The functions of the Audit Committee include:

•	appointing of the Company’s independent auditors;

•	reviewing the independence of the independent auditors;

•	reviewing the annual audit plan of the independent auditors, the results of the independent audit and the report and recommendations of the independent auditors;

•	evaluating the adequacy of the Company’s internal financial and accounting processes and controls; and

•	reviewing with management and the independent auditors the annual and interim financial statements of the Company.

A copy of the charter of the Audit Committee is available in the “Investor Relations” section under the “About Us” tab of the Company’s Website at www.opnet.com.

Compensation Committee

The Compensation Committee, which is currently composed of Messrs. Kaiser and Stasior and Dr. Finn, establishes the compensation of the Company’s executive officers, including salaries, bonuses and every other type of compensation that is not made available on a similar basis to employees of the Company in general, establishes the compensation policies applicable to the executive officers and administers the Company’s bonus, incentive compensation and stock plans. In addition, the Compensation Committee consults with the Company’s management regarding the Company’s general benefit plans and compensation policies and practices. The Compensation Committee has the authority to delegate some or all of its duties to a subcommittee of its own members, but has not done so. The Board has delegated to Marc Cohen, the Company’s Chief Executive Officer, and Alain Cohen, the Company’s President and Chief Technology Officer, and each a member of our Board, concurrent authority to grant stock awards under our stock incentive plan to eligible participants who are not executive officers, subject to specified limits. The Compensation Committee met three times during fiscal 2012. A copy of the charter of the Compensation Committee is available in the “Investor Relations” section under the “About Us” tab of the Company’s Website at www.opnet.com.

Nominating Committee

The Nominating Committee is currently composed of Messrs. Kaiser, and Stasior and Dr. Finn. The Nominating Committee met once during fiscal 2012. The function of the Nominating Committee is to recommend to the Board the persons to be nominated for election as directors at any meeting of stockholders. A copy of the charter of the Nominating Committee is available in the “Investor Relations” section under the “About Us” tab of the Company’s Website at www.opnet.com.

Director Candidates

Except where the Company is legally required to provide third parties the right to nominate directors, the Nominating Committee is responsible for recommending to the Board all nominees for election as directors at any meeting of stockholders and the persons to be elected by the Board to fill any vacancies on the Board.

The criteria for selecting all director nominees are specified in the charter of the Nominating Committee. In selecting director nominees for recommendation to the Board the Nominating Committee considers: i) the nominee’s reputation for integrity, honesty and adherence to high ethical standards, ii) the nominee’s demonstrated business acumen, financial literacy, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and iii) whether the nominee is willing and able to contribute positively to the decision-making process of the Company.

In addition to those factors specified in its charter, the Nominating Committee typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence.

The Nominating Committee will consider director candidates recommended by stockholders. The Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders have the right under the Company’s Bylaws to directly nominate director candidates, without any action or recommendation on the part of the Board, by following the procedures set forth under “Stockholder Proposals for 2013 Annual Meeting.”

Stockholder Communications with the Board

Stockholders may communicate with the Board or any of the directors by sending written communications addressed to the Board or any of the directors, c/o Corporate Secretary, OPNET Technologies, Inc., 7255 Woodmont Avenue, Bethesda, MD 20814. The Chairman of the Board, with the assistance of the Company’s General Counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors.

Code of Business Conduct and Ethics

The Company has adopted a code of business conduct and ethics that applies to all Company directors, officers and employees, including the Company’s principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. A copy of the code of business conduct and ethics is posted on the “Investor Relations” section of the Company’s Website at www.opnet.com. The Company intends to satisfy the disclosure requirements under Item 10 of Form 8-K regarding amendments to, or waivers from, the code of business conduct and ethics by either providing such information on a Form 8-K filed with the SEC or by posting such information in the “Investor Relations” section under the “About Us” tab of the Company’s Website at www.opnet.com. Information contained on the Company’s Website is not part of this proxy statement.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information about the securities authorized for issuance under the Company’s equity compensation plans as of March 31, 2012:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	807,765	$9.44	2,785,585	(1)(2)
Equity compensation plans not approved by security holders	—	—	—

Total	807,765	$9.44	2,785,585

(1)	Includes 2,177,358 shares available for issuance under the Company’s Amended and Restated 2010 Stock Incentive Plan (the “2010 Incentive Plan”), which may be issued upon exercise of options that may be granted after March 31, 2012 or may instead be issued in the form of restricted stock, stock appreciation rights or other stock-based awards. The number of shares of Common Stock available for issuance under the 2010 Incentive Plan automatically increases from time to time by a number equal to (i) in the event any outstanding stock option granted under the Company’s prior stock incentive plan, the Amended and Restated 2000 Stock Incentive Plan should for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the number of shares of Common Stock that are not acquired under such stock option and (ii) in the event stock that has been issued to a participant under the 2000 Plan pursuant to restricted or unrestricted stock awards is subsequently forfeited or acquired by the Company as a result of a failure to vest or satisfy any other contingency, the number of such shares. The maximum aggregate number of additional shares of Common Stock that may become available for issuance under the 2010 Incentive Plan is 2,000,000 shares. In addition, the number of shares available for issuance under the 2010 Incentive Plan automatically increases on the first trading day of each calendar year by an amount equal to 3% of the shares of Common Stock outstanding on the last trading day of the preceding calendar year, not to exceed an annual increase of 1,000,000 shares, or a lesser amount determined by the Board. The Board determined not to increase the share reserve under the 2010 Incentive Plan on January 1, 2012.

Also, includes 608,227 shares issuable under the OPNET Technologies, Inc. 2000 Employee Stock Purchase Plan (the “ESPP”), including shares issuable in connection with the current offering period which ends on July 31, 2012. Under the ESPP, the number of shares available for issuance automatically increases on February 1st of each year through 2015 by an amount equal to the lesser of (i) the average number of shares purchased under the ESPP during the last two Plan Periods (as defined in the ESPP) immediately preceding the applicable February 1 date (the “Average Shares”), plus an additional number of shares equal to 5% of the Average Shares, or (ii) 300,000 shares, or a lesser amount determined by the Board.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Kaiser and Stasior and Dr. Finn. No executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of the Compensation Committee of the Company.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended March 31, 2012.

By the Compensation Committee of the Board of Directors.

Steven G. Finn

Ronald W. Kaiser

William F. Stasior

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our stockholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our stockholders’ interests. Compensation of our named executive officers is designed to enable us to attract, motivate and retain talented and experienced executives to lead our company successfully in a competitive environment.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and any related information disclosed in this proxy statement, is hereby APPROVED.”

Because the vote is advisory, it is not binding on us or the Board of Directors. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of votes cast on the matter. Abstentions and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3 – RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2013 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Approval of the ratification of the selection of Deloitte as the Company’s independent registered public accounting firm requires the vote of the holders of a majority of votes cast on the matter. Abstentions and broker non-votes will have no effect.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Deloitte to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Independent Registered Public Accounting Firm Fees and Other Matters

The following table sets forth aggregate fees billed by Deloitte, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, for fiscal 2012 and fiscal 2011.

	Fiscal 2012 ($)	Fiscal 2011 ($)
Audit Fees (1)	898,000	936,000
Audit Related Services (2)	2,000	2,000
Tax Compliance Fees (3)	424,000	534,000
Tax Advisory Fees (4)	7,000	120,000

Total Fees	1,331,000	1,592,000

(1)	Audit fees include services rendered for the audit of our annual financial statements, reviews of our quarterly financial statements, international statutory audits, and other fees related to our SEC filings and other accounting consultations.
(2)	Audit related services include fees related to subscribing to Deloitte’s on-line research tool.
(3)	Tax compliance fees include services related to the preparation of the U.S. federal tax returns, tax returns in overseas countries in which we do business and various state and local tax returns.
(4)	Tax advisor fees include services related to tax examination assistance, tax research and tax planning services in the countries in which we do business.

The Audit Committee of the Board has considered whether the provision by Deloitte, the member firms of Deloitte Touche Tohmatsu and their respective affiliates of the non-audit services listed above is compatible with maintaining Deloitte’s independence. The Audit Committee has determined that the rendering of the services other than audit services by Deloitte, the member firms of Deloitte Touche Tohmatsu and their respective affiliates is compatible with maintaining the principal accountant’s independence.

All services and fees described above were approved by the Audit Committee.

Pre-Approval Policy and Procedures

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services other than de minimis services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services, and may be subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval policy, and the related amounts of fees for services performed. The Audit Committee may also pre-approve particular services on a case-by-case basis.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of July 20, 2012 by:

•	each person known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock;

•	each director and nominee for director of the Company;

•	each of the executive officers of the Company; and

•	all executive officers, directors and nominees for director of the Company as a group.

Except as set forth herein, the business address of the named beneficial owner is c/o OPNET Technologies, Inc., 7255 Woodmont Avenue, Bethesda, Maryland 20814, and each person or entity named in the table has sole voting power and investment power (or shares such power with his spouse) with respect to all shares of Common Stock indicated as owned by such person or entity. Applicable percentages are based on 23,007,359 shares outstanding as of July 20, 2012.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Class
Executive Officers and Directors
Marc A. Cohen	2,791,899	(2)	12.1%
Alain J. Cohen	4,693,873		20.4
Mel F. Wesley	33,259	(3)	*
Steven G. Finn	113,000	(4)	*
Ronald W. Kaiser	50,000	(5)	*
William F. Stasior	135,000	(6)	*
All executive officers, directors and nominees for director, as a group (6 persons)	7,817,031	(7)	33.8
5% Holders
Eagle Asset Management, Inc. (8)	1,919,067		8.3
The Vanguard Group, Inc. (9)	1,205,834		5.2

*	Less than 1%.
(1)	The number of shares beneficially owned by each director, nominee for director, executive officer and stockholder is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after July 20, 2012 through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares.
(2)	Includes 48,000 shares of Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days after July 20, 2012.
(3)	Includes 13,333 shares of Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days after July 20, 2012.
(4)	Includes 35,000 shares of Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days after July 20, 2012.
(5)	Includes 10,000 shares of Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days after July 20, 2012.
(6)	Includes 35,000 shares of Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days after July 20, 2012.
(7)	Includes an aggregate of 141,333 shares of Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days after July 20, 2012.

(8)	This information has been obtained from a Schedule 13F filed with the SEC on April 16, 2012 by Eagle Asset Management, Inc. According to the Schedule 13F, Eagle Asset Management, Inc. may be deemed to beneficially own 1,919,067 shares of common stock, including holding sole voting power with respect to 1,876,351 shares of common stock, shared voting power with respect to no shares of common stock, sole dispositive power with respect to 1,919,067 shares of common stock, and shared dispositive power with respect to no shares of common stock. The principal business address of Eagle Asset Management, Inc. is 880 Carillon Parkway, Saint Petersburg, FL 33716.
(9)	This information has been obtained from a Schedule 13F filed with the SEC on May 14, 2012 by The Vanguard Group, Inc. According to the Schedule 13F, The Vanguard Group, Inc. may be deemed to beneficially own 1,205,864 shares of common stock, including holding sole voting power with respect to 22,507 shares of common stock, shared voting power with respect to no shares of common stock, sole dispositive power with respect to 1,183,927 shares of common stock, and shared dispositive power with respect to 21,907 shares of common stock. The principal business address of The Vanguard Group, Inc. is P.O. Box 2600, Valley Forge, PA 19482-2600.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and holders of more than 10% of the Common Stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on its review of the copies of such reports filed by the Reporting Persons furnished to the Company and on the representations of the Reporting Persons, the Company believes that during the fiscal year ended March 31, 2012 the Reporting Persons complied with all Section 16(a) filing requirements, except that during fiscal year 2011 Marc Cohen and Mel Wesley each filed one Form 4 late and during fiscal 2012 Marc Cohen, Alain Cohen, and Mel Wesley each filed one Form 4 late.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis relates to our executive compensation program for the fiscal year ended March 31, 2012.

Response to 2011 Say-on-Pay Vote

We conducted our first advisory vote on executive compensation, or say-on-pay vote, at our 2011 annual meeting of stockholders. We believe that it is important for our stockholders to have an opportunity to vote on this proposal annually, which is consistent with the frequency preferred by our stockholders. Our Board and our Compensation Committee value the opinions of our stockholders. In addition to our annual advisory vote on executive compensation, we are committed to ongoing engagement with our stockholders on executive compensation and corporate governance issues.

At our 2011 annual meeting of stockholders, approximately 98% of the votes cast on the say-on-pay proposal supported the proposal. While this vote was advisory only, our Compensation Committee has considered the results of the vote in the context of our overall compensation philosophy, policies and decisions. Our Compensation Committee believes that this 2011 stockholder vote strongly endorsed our compensation philosophy and the decisions we made for fiscal 2011. After reflecting on this vote, our Compensation Committee decided to generally maintain a consistent course for fiscal 2012 compensation decisions.

Compensation Philosophy

The goals of the Board and the Compensation Committee with respect to executive compensation are to align compensation with business objectives and performance, to enable us to attract, retain and reward executive officers and other key employees who contribute to our long-term success, and to establish an appropriate relationship between executive compensation and the creation of long-term stockholder value. To meet these goals, the Compensation Committee has adopted a mix among the compensation elements of salary, cash bonus and equity awards.

The Board and the Compensation Committee also believe that the compensation of the Chief Executive Officer and the other executive officers should be based to a substantial extent on our company-wide performance and on the executive officer’s individual performance. Generally, when establishing salaries, bonus levels and stock awards for executive officers, the Compensation Committee considers: (i) our financial performance during the past year and recent quarters, (ii) the individual’s performance during the past year and recent quarters and (iii) the salaries of executive officers in similar positions of companies of comparable size and capitalization and other companies within the network and application performance management software industry.

Historically, the most important company-wide performance factors considered by the Compensation Committee have been revenue, revenue growth, profitability and operating cash flow. The Compensation Committee has typically evaluated these measures against our operating budget for the related year. The Compensation Committee also considers the individual performance of each executive officer, based on subjective assessments of his performance during the past year and recent quarters. Historically, the Compensation Committee did not have a practice of establishing formal performance goals for each executive at the beginning of a year and then measuring his performance against those goals at the end of the year or the end of each quarter. Instead, the Compensation Committee historically made a subjective determination of individual performance after the period was concluded. Because each of the executive officers has responsibilities that affect us on a company-wide basis, the Compensation Committee has typically measured their performance primarily on the basis of our achievement of company-wide goals and has given relatively less consideration to individual performance factors.

For fiscal 2012, the Compensation Committee established a new non-discretionary cash incentive bonus program described below, with the goal of adding more formality and predictability to the establishment of cash bonuses for our named executive officers and certain key employees. This program established specific company-wide financial performance goals for our company and provided a specific formula for determining executive and key employee bonuses based on the company’s performance against those goals.

While the Compensation Committee did not formally benchmark our compensation to that of other companies in fiscal 2012, the Compensation Committee does informally consider competitive market practices by speaking to recruitment agencies and reviewing publicly available information relating to compensation of executives at other companies in our industry and other data available to it. The public information available to the Compensation Committee included a variety of information, such as filings of other companies with the SEC, information in publicly available compensation studies and information known to members of the Compensation Committee generally as a result of their business dealings. The Compensation Committee recognizes the importance of maintaining compensation practices and levels of compensation competitive with other software companies in our industry. Accordingly, the Compensation Committee utilized this information to understand the compensation of executive officers in similar positions of companies of comparable size and capitalization and other companies within the network and application performance management software industry.

Compensation Components

The four major components of our executive officer compensation program are (i) base salary, (ii) annual incentive awards in the form of cash bonuses, (iii) long-term, equity-based incentive awards, and (iv) employee benefits, such as 401(k) matching payments and health and life insurance. The Compensation Committee has not adopted any formal or informal policy for allocating compensation between long-term and short-term compensation or between cash and non-cash compensation. We view each of the elements of our compensation program as related but distinct. Our decisions about each individual element do not necessarily affect the decisions we make about other elements. For example, we do not believe that significant compensation derived from one element of compensation should necessarily negate or reduce compensation from other elements.

Base Salary. The Compensation Committee meets periodically to set the base salary levels of our executive officers. When reviewing base salaries the Compensation Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge, and competitive pay practices. The Compensation Committee recognizes the importance of maintaining compensation practices and levels of compensation competitive with other software companies in our industry and anticipates reviewing compensation packages at least annually.

The Compensation Committee increased the salary of Mel Wesley during fiscal 2012 with a view to bringing him into a range the Compensation Committee considered competitive and appropriate taking into consideration our financial performance and market capitalization. Effective November 2011, the Compensation Committee increased Mel Wesley’s annual base salary from $260,000 to $295,000. The Compensation Committee did not increase the salaries for Marc Cohen or Alain Cohen.

Historically, the Compensation Committee has paid an equal amount of salary and other forms of compensation to Marc Cohen and Alain Cohen. This reflects the view of the Compensation Committee that both Marc and Alain Cohen have comparable duties and work closely together as co-managers to oversee our company and therefore their compensation should be equal.

Discretionary Cash Bonus. The Compensation Committee has the authority to award discretionary cash bonuses to our executives from time to time. Our cash bonus program is designed to motivate executives to work effectively to achieve our financial performance objectives and to reward them when objectives are met. We did not grant any cash bonuses to Marc Cohen, Alain Cohen, or Mel Wesley during fiscal 2012.

Cash Incentive Bonus Program

For fiscal 2012, the Compensation Committee adopted the FY 2012 Annual Incentive Bonus Program, a new cash incentive bonus program (the “Formula Bonus Program”) for the named executive officers and certain key employees.

Bonus Program Structure and Metrics

Each of the Chief Executive Officer, President and Chief Financial Officer (the “Executive Participants”), as well as each key employee specified by the Compensation Committee (the Executive Participants and such key employees together, the “Participants”), was eligible to receive cash bonuses under the Formula Bonus Program based on the achievement of threshold levels designated by the Compensation Committee of two specified corporate financial objectives, consisting of revenue and adjusted operating income, during fiscal 2012.

The amount of each Executive Participant’s bonus would be determined by multiplying the bonus pool for the fiscal year by his applicable participation percentage. For Key Employees, the Compensation Committee determines the individual participation percentages for each Key Employee within the 20% participation percentage allotted for all Key Employees. Each Key Employee’s bonus would be determined by multiplying the bonus pool for the relevant period by the Key Employee’s individual participation percentage. The participation percentages were:

Participant	Participation Percentage
Chief Executive Officer	35%
President	35%
Chief Financial Officer	10%
All Key Employees	20%

The Compensation Committee set the following corporate financial objectives for the Formula Bonus Program:

Fiscal 2012 Target Revenue (1) ($)(thousands)	Fiscal 2012 Target Adjusted Operating Income (2) ($)(thousands)
174,578	31,020

(1)	Revenue was calculated as GAAP revenue as reported for fiscal 2012 the relevant period in our filings with the SEC.
(2)	Adjusted Operating Income was calculated as GAAP operating income as reported for the relevant period in our filings with the SEC, adjusted to exclude any expenses attributable to any payments due or potentially due under the Formula Bonus Program.

Under the Formula Bonus Program, the Participants would only be eligible for bonuses if we achieved the threshold levels of both corporate financial objectives for fiscal 2012. If we achieved the target levels of both corporate financial objectives, a bonus pool would be established equal to 20% of the excess of the actual adjusted operating income achieved during fiscal 2012 over the target adjusted operating income. Each Participant’s bonus amount would be equal to the bonus pool multiplied by the Participant’s individual participation percentage. If we did not achieve the threshold levels of both corporate financial objectives for fiscal 2012, no bonuses would be earned.

Fiscal 2012 Company Performance and Bonus Payouts

Our ultimate performance with respect to the corporate financial objectives was as follows:

Fiscal 2012 Actual Revenue ($)(thousands)	Fiscal 2012 Actual Adjusted Operating Income ($)(thousands)
172,718	27,911

Based on our performance for fiscal 2012, we did not achieve either the revenue target or the adjusted operating income target. Accordingly, none of the participants earned a bonus under the Formula Bonus Plan.

Equity-Based Incentive Compensation. We use equity-based incentives to provide key employees, including executive officers, with an opportunity to share, along with our stockholders, in the long-term performance of our company. The Compensation Committee believes that a primary goal of the compensation program is to provide key employees who have significant responsibility for the management, growth and future success of our company with the opportunity to participate in the financial gain from price increases in our Common Stock. In addition, the vesting feature of our equity grants should further our goal of executive retention because this feature provides an incentive to our executives to remain in our employ during the vesting period.

Executives are eligible to receive stock options giving them the right to purchase shares of Common Stock in the future at a price equal to the fair market value at the date of grant. Historically, our equity awards typically took the form of stock options. Executives are also eligible to receive grants of restricted stock, and we have begun in recent years to rely much more significantly on restricted stock grants in lieu of stock options. We typically grant restricted stock awards at no cost to the executive. Because the shares have a built-in value at the time the restricted stock grants are made, we generally grant significantly fewer shares of restricted stock than the number of stock options we would grant for a similar purpose.

We also have an equity incentive program whereby we make discretionary quarterly grants of restricted stock to our executives and other key employees. Under this program, following the end of each quarter, the Compensation Committee establishes a bonus pool, denominated in dollars, based primarily on our financial performance for the prior quarter and on other factors. The size of this bonus pool for each quarter, and whether to have a bonus pool at all, are entirely at the discretion of the Compensation Committee. In determining the amount of the quarterly bonus pool for this purpose, the Compensation Committee considers a variety of factors. The Compensation Committee may consider any factor deemed by it to be relevant and the factors it considers may vary from quarter to quarter. Historically, the primary factor considered each quarter by the Compensation Committee has been our revenue for the prior quarter, but the Compensation Committee has also considered other factors, such as profitability, progress toward profitability, revenue growth rates and cash generation during the prior quarter. The Compensation Committee has primarily evaluated these measures against the amounts contained in our company-wide operating budget established at the beginning of each fiscal year. The Compensation Committee evaluates these measures retrospectively and does not establish particular performance metrics at the beginning of the year or quarter to which the bonus pool will be linked. It has been the practice of the Compensation Committee to limit the overall quarterly bonus pool to no more than 2% of our total revenue for the prior quarter.

Once the amount of the dollar-denominated quarterly bonus pool, if any, is decided, the Compensation Committee then determines its allocation among the executive officers and other key employees. Our Chief Executive Officer identifies proposed recipients of the quarterly bonus pool and makes a recommendation for the allocation of the quarterly bonus pool including himself and Alain Cohen. This recommendation is based primarily on his subjective judgment about the performance of each recipient he is proposing, input from Alain Cohen regarding the performance of those recipients with whom Alain Cohen has substantial interaction during the quarter, and his assessment of competitive pressures impacting the importance of retaining the respective recipients at our company. The Compensation Committee first determines how much of the bonus pool should be allocated to Marc and Alain Cohen, based on its assessment of the overall availability and size of the pool as described above and on its subjective assessment of the relative performance of each in contributing to the factors the Compensation Committee considered in determining the pool. The Compensation Committee then allocates the remainder of the pool to other employees after discussing the Chief Executive Officer’s recommendations with him. Historically, because of the direct involvement the Chief Executive Officer has with recipients and his ability to assess each recipient’s contribution to company-wide performance, the Compensation Committee has been largely deferential to the recommendations of the Chief Executive Officer with respect to employees who are not executive officers, adjusting his recommendations primarily when it appears to the Compensation Committee that a particular factor of evaluation is over or under-weighted. In keeping with its views of the relative contributions of Marc and Alain Cohen described above, the Compensation Committee has typically awarded a similar bonus under this program to each of them in any given quarter.

These dollar-denominated bonuses are subsequently translated into a number of shares of restricted stock based on the closing price of our Common Stock as reported on the Nasdaq Global Select Market on the third trading day following our quarterly earnings release, which is also the date of the actual restricted stock grant. Each of these grants to Marc Cohen, Alain Cohen, and Mel Wesley vests as to one-third of the shares on each of the second, third and fourth anniversaries of the grant date. If the executive ceases to be an employee, officer or director of, or consultant or advisor to, us or a parent or subsidiary of ours, any shares that are not then vested are subject to forfeiture without payment to the executive. In the event we experience a change-of-control event, as specified in the 2010 Incentive Plan, these grants automatically become vested in full.

During fiscal 2012, we granted 3,046 shares of restricted stock to Marc Cohen and 5,987 shares to Mel Wesley under this equity incentive program. In its determination not to make any quarterly grants under this program to Alain Cohen in fiscal 2012, the Compensation Committee took into consideration his request that he not receive any grants so that a larger portion of each quarterly bonus pool could be allocated to other key employees. The following table shows the amount of bonuses awarded under the equity incentive program for each quarter in fiscal 2012 to each of the executive officers and to other key employees who received a bonus in the respective quarter.

Name	Q1		Q2		Q3		Q4
	$	Shares	$	Shares	$	Shares	$	Shares
Marc A. Cohen	35,392	878	35,766	1,001	0	0	35,407	1,167
Alain J. Cohen	0	0	0	0	0	0	0	0
Mel F. Wesley	11,488	285	11,577	324	176,550	5,000	11,469	378
Other key employees	658,109	16,944	1,337,553	37,435	27,174	700	449,740	14,790

The Compensation Committee believes that the structure of this executive incentive plan and the award of these quarterly bonuses in the form of restricted stock promote its overall compensation philosophy. The Compensation Committee views equity grants as meeting a primary goal of the compensation program, which is to provide key employees who have significant responsibility for the management, growth and future success of our company with the opportunity to participate in the financial gain from price increases in our Common Stock. The Compensation Committee believes that equity holdings help to align the interests of key employees with those of our public stockholders. In addition, the Compensation Committee believes that the vesting feature of these equity grants promotes its general goal of executive retention because this feature provides an incentive to the executives to remain with our company during the vesting period. Finally, the Compensation Committee believes that an incentive program that is in part discretionary each quarter, based largely on the recent performance of our company as a whole, is an effective way to motivate key employees and management to act as a team to maximize overall company-wide results.

We currently have a policy of granting equity awards on the third trading day following our earnings release in each quarter. In the case of stock options, we establish the exercise price based on the closing price of our Common Stock as reported on the Nasdaq Global Select Market on the grant date. Likewise, in the case of restricted stock, if the number of shares is being determined on the basis of a dollar-denominated bonus as described above, we translate the dollar-denominated bonus into a number of shares of Common Stock in the same manner.

We do not have any equity ownership guidelines for our executive officers.

Employee Benefits. Our executives are eligible to participate in the same medical, dental, life, disability and accident insurance programs that are available to all of our U.S.-based employees. The executives are also eligible to participate in our 401(k) savings plans on the same terms as all of our U.S.-based employees. Our 401(k) savings plan provides a company match corresponding to the amount contributed by the participant subject to a maximum match of $3,000 per employee per year. We offer no deferred compensation plan, no traditional pension plan, and no company-paid retiree benefits.

Compliance with Internal Revenue Code Section 162(m)

One or more executive officer’s annual compensation may exceed $1.0 million. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), denies a federal income tax deduction for specified compensation in excess of $1.0 million per year paid to the chief executive officer and the three other most highly paid executive officers, other than the chief executive officer, of a publicly traded corporation. Some types of compensation, including compensation based on performance criteria that are approved in advance by stockholders, are excluded from the deduction limit. Our policy is to qualify compensation paid to our executive officers for deductibility for federal income tax purposes to the extent feasible. However, to retain highly skilled executives and remain competitive with other employers, our Compensation Committee may authorize compensation that would not be deductible under Code Section 162(m) or otherwise if it determines that such compensation is in the best interests of our company and its stockholders.

Accounting Considerations

We account for equity compensation paid to our employees under accounting rules that require us to estimate and record an expense over the service period of the award. Our cash compensation, on the other hand, is recorded as an expense at the time the obligation is accrued. The accounting impact of our executive compensation program is one of many factors that the Compensation Committee considers in determining the size and structure of that program.

Compensation Recovery Policy

We do not have a policy to attempt to recover cash bonus payments paid to our executive officers if the performance objectives that led to the determination of such payments were to be restated, or found not to have been met to the extent the Compensation Committee originally believed. However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Act and will adopt a compensation recovery policy once the SEC adopts final regulations on the subject.

Risk Analysis of Our Compensation Plans

The Compensation Committee has reviewed our compensation risk policies as generally applicable to our employees and believes that our policies do not encourage excessive or unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on our company. The design of our compensation policies and programs encourage our employees to remain focused on both our short-term goals and our long-term goals. For example, while our cash bonus plans measure performance on an annual basis, our equity awards typically vest over a number of years, which we believe encourages our employees to focus on sustained stock price appreciation, thus limiting the potential value of excessive risk-taking.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth summary information concerning the total compensation awarded to, paid to or earned by each of our executive officers in each of the last three fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)	Total ($)
				Restricted Stock	Stock Options
Marc A. Cohen	2012	365,000	—	106,565	—	—		471,565
Chief Executive Officer	2011	365,000	—	122,214	—	559,702	—	1,046,916
	2010	325,000	125,000	25,283	—	—	—	475,283

Alain J. Cohen	2012	365,000	—	—	—	—		365,000
President and Chief Technology Officer	2011	365,000	—	—	—	559,702	—	924,702
	2010	325,000	125,000	25,283	—	—	—	475,283

Mel F. Wesley	2012	274,583	—	211,083	—	—	3,000	488,666
Chief Financial Officer	2011	260,000	30,000	27,833	—	124,378	3,000	445,211
	2010	220,000	60,000	8,086	166,756	—	1,000	455,842

(1)	This column reflects the amount we will record as stock-based compensation in our financial statements over the full vesting period of the respective restricted stock and stock option grants. The assumptions we used in determining stock based compensation are described under the caption “Stock-Based Compensation” in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2012 filed with the SEC. Unlike the amount reflected in our consolidated financial statements, however, the amounts shown above do not reflect any estimate of forfeitures related to service-based vesting. Instead, it assumes that the executive will perform the requisite service to vest in the award.
(2)	This column reflects payments made under our FY 2011 Executive Incentive Bonus Program which were earned in fiscal 2011 but paid to each recipient in fiscal 2012. No bonuses were earned under our FY 2012 Annual Incentive Bonus Program.
(3)	Represents matching contributions under our 401(k) plan.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our executive officers for the fiscal year ended March 31, 2012.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock (2)	All Other Option Awards: Number of Shares Underlying Options	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards (3) ($)
		Threshold ($)	Target ($)	Maximum ($)
Marc A. Cohen	5/11/11				878	—	—	40.31
	8/4/11				1,001	—	—	35.73
	2/9/12				1,167	—	—	30.34
		—	—	—

Alain J. Cohen	—	—	—	—	—	—	—	—

Mel F. Wesley	5/11/11				285	—	—	40.31
	8/4/11				324	—	—	35.73
	11/11/11				5,000	—	—	35.31
	2/9/12				378	—	—	30.34
		—	—	—

(1)	In fiscal 2012, our executive officers were eligible to earn non-equity incentive plan awards under the Formula Bonus Program as described in “Compensation Components – Cash Incentive Bonus Program” above. There were no thresholds, targets or maximum amounts under the Formula Bonus Program. Rather, the awards under the Formula Bonus Program were calculated as a percentage of the excess of the Company’s actual adjusted operating income during fiscal 2012 over the target adjusted operating income set by the Compensation Committee, which meant that each participant’s award could have ranged from zero to an infinite amount, depending on the Company’s actual performance. Because the Company did not meet either threshold under the Formula Bonus Program, no bonuses were ultimately paid for fiscal 2012.
(2)	Reflects grants of restricted stock at no cost to the executive.
(3)	This column reflects the total amount we will record as stock-based compensation in our financial statements in connection with the respective grant over the entire four-year vesting period of the grant. The assumptions we used in determining stock based compensation are described under the caption “Stock-Based Compensation” in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012 filed with the SEC. Unlike the amount reflected in our consolidated financial statements, however, the amounts shown above do not reflect any estimate of forfeitures related to service-based vesting. Instead, it assumes that the executive will perform the requisite service to vest in the award.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards at March 31, 2012 held by each of our executive officers. These awards were granted under the 2000 Stock Incentive Plan and the 2010 Incentive Plan.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (2)	Market Value of Shares of Stock That Have Not Vested (3) ($)
	Exercisable	Unexercisable (1)
Marc A. Cohen	50,000	0	5.85	8/8/2012
	48,000	0	11.75	10/22/2013	11,109	322,161
Alain J. Cohen	0	0	—	—	2,694	78,126
Mel F. Wesley	0	40,000	9.79	9/8/19	20,163	584,727

(1)	Mr. Wesley’s grant of 40,000 shares vests in equal installments on the third, fourth, and fifth anniversaries of the grant date (September 8, 2009).
(2)	Executive restricted stock grants vest in equal installments on the second, third, and fourth anniversaries of the grant date.
(3)	Based on a value of $29.00 per share, the closing price of our Common Stock as reported on the Nasdaq Global Select Market on March 30, 2012, the last trading day during fiscal 2012.

Option Exercises and Vested Stock

The following table summarizes the exercise of stock options and the vesting of stock awards for each of our executive officers for the fiscal year ended March 31, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($) (1)
Marc A. Cohen	45,105	3,055,000	3,576	133,136
Alain J. Cohen	—	—	3,576	133,136
Mel F. Wesley	4,561	237,700	4,011	150,682

(1)	Based on the closing price of our Common Stock on the Nasdaq Global Select Market on the vesting date or, if the vesting date was not a trading date, on the next trading date.

Employment Agreements

None of our executive officers have employment agreements with us.

Marc Cohen and Alain Cohen each entered into a non-compete agreement with us on September 30, 1997. Under the agreements, Marc Cohen and Alain Cohen each agreed not to compete with us during the term of his employment and, in the event that his employment with us is terminated either at his voluntary election or by us for good cause, for a period of 12 months thereafter. In addition, Marc Cohen and Alain Cohen each agreed not to solicit our employees or customers on behalf of any competitor during the same period. Further, Marc Cohen and Alain Cohen each agreed to protect our confidential information during his employment, except as appropriate in the performance of his duties, and after the termination of his employment.

We have also entered into a nondisclosure, non-compete, nonsolicitation and ownership of inventions agreement with Mr. Wesley, under which he has agreed to protect our confidential information during and after the termination of his employment, and not to compete with us during the term of his employment and for 12 months after termination of his employment, regardless of the cause.

Potential Payments Upon Termination or Change of Control

None of our executives have any arrangement that provides for severance payments. None of our executives are entitled to payment of any benefits upon a change in control of our company, except that any unused vacation balance is paid out, and our 2010 Incentive Plan provides that in connection with a change in control, all unvested stock options and restricted stock will become fully vested.

Compensation of Directors

Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board or its committees. We pay non-employee directors an annual retainer of $20,000. Prior to May 6, 2010, we paid directors a fee of $1,000 per day for attending meetings of the Board or its committees in person or by telephone. In May 2010, the Board voted to terminate the $1,000 per day fee and approved a fixed meeting fee of $5,000 per quarter, effective as of April 1, 2010. No director who is also an employee receives separate compensation for services rendered as a director.

Each of our non-employee directors will receive a restricted stock grant equal to 3,000 shares of Common Stock on the date of each annual meeting of our stockholders if he is serving on the Board at that time. These restricted stock grants vest in full on the date of the Annual Meeting next following the option grant date provided the Board member is serving immediately prior to such Annual Meeting.

Each person who becomes a non-employee director other than pursuant to election at an annual meeting of stockholders will be granted a number of restricted shares of Common Stock on the date of his or her election to the Board calculated by multiplying 250 by the number of full calendar months remaining from the date of his or her initial election to the Board until the first anniversary of the prior year’s annual meeting of stockholders. These restricted stock grants vest in full on the date of the Annual Meeting next following the option grant date provided the Board member is serving immediately prior to such Annual Meeting.

Director Compensation Table

The following table sets forth information regarding the compensation of our directors for fiscal 2012. Our executive officers who also served as directors are not included in this table because they were not separately compensated for their service as directors.

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Steven G. Finn	40,000	100,890	140,890
Ronald W. Kaiser	40,000	100,890	140,890
William F. Stasior	40,000	100,890	140,890

(1)	We granted 3,000 shares of restricted stock to each of our directors on September 12, 2011. This column reflects the amount we will record as stock-based compensation in our financial statements over the vesting period of the restricted stock grants. The assumptions we used in determining stock based compensation are described under the caption “Stock-Based Compensation” in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2012 filed with the SEC. Unlike the amount reflected in our consolidated financial statements, however, the amounts shown above do not reflect any estimate of forfeitures related to service-based vesting. Instead, the amounts shown above assume that the director will perform the requisite service to vest in the award.

The table below shows the aggregate numbers of unvested stock awards and unexercised stock options outstanding for each non-employee director as of March 31, 2012.

Director	Number of Unvested Stock Awards Outstanding	Number of Shares Underlying Unexercised Option Awards Outstanding
Steven G. Finn	3,000	35,000
Ronald W. Kaiser	3,000	10,000
William F. Stasior	3,000	35,000

Report of the Audit Committee of the Board of Directors

The Audit Committee reviewed the Company’s audited financial statements for fiscal 2012 and discussed these financial statements with the Company’s management. The Audit Committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, with Deloitte & Touche LLP, the Company’s independent registered public accounting firm.

The Company’s independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence). The Audit Committee discussed with the independent registered public accounting firm the matters disclosed in this letter and their independence from the Company. The Audit Committee also considered whether the independent registered public accounting firm’s provision of the other, non-audit related services to the Company which are referred to under the heading “Independent Auditor Fees and Related Matters” is compatible with maintaining such auditors’ independence.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent auditors, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2012.

By the Audit Committee of the Board of Directors.

Steven G. Finn

Ronald W. Kaiser

William F. Stasior

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

We have a written Related Person Transactions Policy which requires the Audit Committee to review all related party transactions (defined as transactions required to be disclosed pursuant to Item 404 of Regulation S-K of the Securities Act of 1933) on an ongoing basis, and all such transactions must be approved by the Audit Committee. This policy requires that each fiscal quarter we obtain a list of stockholders with an interest of 5% or greater in the Company and determine whether we have had any transactions with anyone on the list. We also consult with each member of the Board each fiscal quarter to determine if there have been any related person transactions or whether any related-person transactions are currently pending.

Related-Person Transactions

During the fiscal year ended March 31, 2012 we did not participate in any transaction with a related person in which the amount involved exceeded $120,000 and in which the related person had or will have a direct or indirect material interest.

No such transactions are currently proposed.

OTHER MATTERS

The Board does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

The Company will bear all costs of soliciting proxies. In addition to solicitations by Internet and mail, the Company’s directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, e-mail, facsimile and personal interviews, and the Company reserves the right to retain outside agencies for the purpose of soliciting proxies. The Company will also request brokers, custodians and fiduciaries to forward the proxy soliciting material to the owners of stock held in their names, and, as required by law, the Company will reimburse them for their out-of-pocket expenses in this regard.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other stockholder meeting materials with respect to two or more stockholders sharing the same address by delivering a single copy of the Notice of Internet Availability of Proxy Materials or other stockholder meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice, please notify your broker. We will promptly deliver a separate copy of the document to you if you call or write to us at the following address or telephone number: OPNET Technologies, Inc., 7255 Woodmont Avenue, Bethesda, Maryland, telephone: (240) 497-3000, Attention: Investor Relations. Stockholders who currently receive multiple copies of the Notice at their addresses and would like to request “householding” of their communications should contact their brokers or may contact us at the above address and phone number.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

To be considered for inclusion in the proxy statement for the 2013 Annual Meeting, stockholder proposals must be submitted to the Secretary of the Company at its principal executive offices at 7255 Woodmont Avenue, Bethesda, Maryland 20814, no later than the close of business on March 29, 2013.

If a stockholder of the Company wishes to present a proposal directly at the 2013 Annual Meeting, but does not wish to have the proposal considered for inclusion in the proxy statement, such stockholder must also give written notice to the Secretary of the Company at the address noted above. The Secretary must receive such notice not less than 60 days nor more than 90 days prior to the first anniversary of the 2012 Annual Meeting; provided that, in the event that the date of the 2013 Annual Meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the 2012 Annual Meeting, notice by the stockholder must be received not earlier than the 90th day prior to the 2013 Annual Meeting and not later than the close of business on the later of (i) the 60th day prior to the 2013 Annual Meeting and (ii) the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. If a stockholder fails to provide timely notice of a proposal to be presented at the 2013 Annual Meeting, the proxies designated by the Board of the Company will have discretionary authority to vote on any such proposal. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Stockholders wishing to propose director candidates for consideration by the stockholders at the 2013 Annual Meeting may do so by writing to the Secretary of the Company and providing the information specified in the Company’s Bylaws, including the candidate’s name, address and principal occupation. The Company’s Bylaws set forth further requirements for stockholders wishing to nominate director candidates for consideration by stockholders including, among other things, that a stockholder must give written notice of an intent to make such a nomination complying with the Bylaws of the Company to the Secretary of the Company received not less than 60 days nor more than 90 days prior to the first anniversary of the 2012 Annual Meeting; provided that, in the event that the date of the 2013 Annual Meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the 2012 Annual Meeting, notice by the stockholder must be received not earlier than the 90th day prior to the 2013 Annual Meeting and not later than the close of business on the later of (i) the 60th day prior to the 2013 Annual Meeting and (ii) the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first.

By Order of the Board of Directors,

/s/ Marc A. Cohen
Marc A. Cohen
Chairman of the Board, Chief Executive Officer and Secretary

Bethesda, Maryland

July 27, 2012

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2012, CONTAINING CONSOLIDATED FINANCIAL STATEMENTS AND OTHER INFORMATION OF INTEREST TO STOCKHOLDERS, IS AVAILABLE UPON REQUEST WITHOUT CHARGE. PLEASE CONTACT:

Investor Relations

OPNET Technologies, Inc.

7255 Woodmont Avenue

Bethesda, Maryland 20814

OPNET®

Application and Network Performance

AMERICAN STOCK TRANSFER

C/O OPTNET TECHNOLOGIES, INC.

6201 15TH AVE, 3RD FLOOR BROOKLYN, NY 11219

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

For All

Withhold All

For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote

FOR the following:

1. Election of Directors

Nominees

01 Marc A. Cohen

02 William F. Stasior

The Board of Directors recommends you vote FOR proposals 2. and 3.

For

Against

Abstain

2. To approve, on an advisory basis, the compensation of the Company’s named executive officers.

3. To ratify the Audit Committee’s appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2013.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

0000147206_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

PROXY

OPNET TECHNOLOGIES, INC.

Annual Meeting of Stockholders to be held Monday, September 10, 2012

This Proxy Solicited on Behalf of the Board of Directors of the Company

The undersigned, having received notice of the meeting and the Board of Directors’ proxy statement therefor, and revoking all prior proxies, hereby appoints Alain J. Cohen, Mel F. Wesley, and Dennis R. McCoy, and each of them, with full power of substitution, as proxies to represent and to vote, as designated herein, all shares of stock of OPNET Technologies, Inc. (the “Company”) that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the principal executive office of the Company, 7255 Woodmont Avenue, Bethesda, Maryland 20814, on Monday, September 10, 2012, at 10:00 a.m., local time, and at any adjournment thereof (the “Meeting”). The matters set forth on the reverse side have been proposed by the Company.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the election of the director nominees listed in Proposal 1, FOR the advisory approval of executive compensation, and FOR the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for fiscal 2013. In their discretion, the proxies are authorized to vote on any other business as may properly come before the meeting or any adjournment or postponement thereof. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall vote in person at the meeting.

Continued and to be signed on reverse side

0000147206_2 R1.0.0.11699